Exhibit 10.1

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”), effective as of November 10, 2021 (the “Effective Date”), is made and entered into by and between Intercontinental Exchange Holdings, Inc., a Delaware corporation (“Service Provider”), and Bakkt Opco Holdings, LLC (f/k/a Bakkt Holdings, LLC), a Delaware limited liability company (“Service Recipient”). Service Provider and Service Recipient are sometimes referred to herein as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Parties currently are party to that certain Third Amended and Restated Intercompany Services Agreement effective as of April 1, 2019 (the “ISA”);

WHEREAS, on January 11, 2021, Service Recipient entered into that certain Agreement and Plan of Merger, dated as of January 11, 2021 (as amended, the “Merger Agreement”), by and among Bakkt Holdings, Inc. (formerly VPC Impact Acquisition Holdings), Pylon Merger Company LLC and Service Recipient, and closed the transactions contemplated by the Merger Agreement on October 15, 2021;

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, Service Recipient intends to wind down the Services provided by Service Provider to Service Recipient under the ISA and otherwise over time in order to allow Service Recipient to transition fully off of Service Provider’s processes and systems (the “Transition”);

NOW THEREFORE, the Parties hereto, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

SERVICES TO BE PROVIDED BY SERVICE PROVIDER

Section 1.1 Services. Subject to the terms and conditions of this Agreement, Service Provider shall provide transition services (the “Services”) to Service Recipient as specified in Exhibit A (which references Exhibits B and C; references herein to “Exhibit A” shall be deemed to include Exhibits B and C) during the Term. Service Provider agrees to use commercially reasonable efforts in the performance of the Services hereunder.

Section 1.2 Transitional Nature of Services. The Parties hereto acknowledge the transitional nature of the Services. Accordingly, in accordance with the time frames set forth herein, Service Recipient agrees to use commercially reasonable efforts to make a transition of each Service to its internal organization or to obtain alternate third-party sources to provide the Services, and Service Provider agrees to assist Service Recipient with respect to the Transition as provided herein.

Section 1.3 Consents. Service Provider agrees that it shall use commercially reasonable efforts to obtain and maintain all applicable consents, licenses, approvals and permits (each, a “Consent”) required in connection with performing its duties and obligations hereunder and shall at all times comply with the terms and conditions of such Consents; provided, however, that Service Recipient shall be responsible for paying any and all costs, expenses and fees associated with obtaining such Consents. Notwithstanding the foregoing, nothing in this Agreement shall be construed to require Service Provider to breach or violate any agreement with any third party, to infringe the intellectual property rights of any third party, or to violate any law. If a required Consent is not obtained after Service Provider’s use of commercially reasonable efforts, then the Parties shall use commercially reasonable efforts to (a) negotiate in good faith to develop acceptable alternative work-around arrangements for the provision of the applicable Services, and (b) implement such alternative work-around arrangements.

Section 1.4 Additional Activities. Except as necessary to provide the Services in accordance with this Agreement, Service Provider and its respective Affiliates shall not be obligated to: (a) hire or engage additional employees or contractors; (b) purchase, lease or license any additional equipment, hardware or software; or (c) upgrade or maintain any equipment, hardware or software. Notwithstanding anything herein to the contrary, Service Provider and its respective Affiliates shall not be obligated to maintain the employment or engagement of any specific employee or contractor.

Section 1.5 Intellectual Property. The Parties hereto hereby acknowledge and agree that (i) each Party shall retain ownership of its respective intellectual property rights and other proprietary rights existing as of the date hereof, and (ii) as between the Parties hereto, any and all intellectual property rights and other proprietary rights owned or licensed from a third party by any Party hereto shall remain at all times the sole and exclusive property and assets of such Party hereto. No Party hereto or any of its affiliates will gain, by virtue of this Agreement, any rights of ownership or, except as explicitly stated herein, rights to use any intellectual property rights or other proprietary rights owned by the other Parties hereto or its affiliates.

Section 1.6 Cooperation. Service Recipient shall provide all information and documentation reasonably required for Service Provider to perform the Services and make or cause to be made available, as reasonably requested by Service Provider, timely decisions, approvals and acceptances in order that Service Provider may accomplish its obligations under this Agreement and Exhibit A in a timely and efficient manner.

ARTICLE 2

FEES

Section 2.1 Fees. In consideration of the Services to be provided by Service Provider to Service Recipient under this Agreement, Service Recipient shall pay to Service Provider the fees as set forth on Exhibit D hereto (the “Fees”). In addition to such amount, in the event that Service Provider incurs reasonable and documented out-of-pocket expenses in the provision of any Service, including, without limitation, license fees (collectively, “Out-of-Pocket Costs”), Service Recipient shall reimburse Service Provider for all such Out-of-Pocket Costs in accordance with the invoicing procedures set forth in Section 2.2; provided, however, that before incurring Out-of-Pocket Costs (a) subject to the immediately succeeding clause (b), in excess of $25,000 in any one instance and $100,000 in the aggregate, and (b) in the case of Emergencies (as defined below), in excess of $500,000 in the aggregate, Service Provider shall obtain Service Recipient’s prior written consent (email being acceptable) thereto; otherwise, such Out-of-Pocket Costs shall not be reimbursable as provided above. “Emergencies” shall be defined as one or more cyber or physical security event(s) which require(s) a prompt response.

Section 2.2 Payment of Fees. Service Recipient shall deliver or cause to be delivered to Service Provider the Fees within thirty (30) days following the end of any calendar quarter during which Service Provider provides the Services. Service Provider shall provide Service Recipient with invoices (“Invoices”) with respect to any Out-of-Pocket Costs, which shall be set forth in reasonable detail, with such supporting documentation as Service Recipient may reasonably request.

Section 2.3 Taxes. Service Recipient shall bear any and all sales, use, transaction and transfer taxes and other similar charges (and any related interest and penalties) imposed on, or payable with respect to, any fees or charges payable by Service Recipient pursuant to this Agreement.

ARTICLE 3

TERM; TERMINATION; EFFECT OF TERMINATION

Section 3.1 Term. This Agreement shall be effective commencing on the Effective Date and, subject to Section 7.12 hereof, shall remain in full force and effect until the earlier to occur of (i) June 30, 2023 (the “End Date”), or (ii) the date on which this Agreement is earlier terminated in accordance with this Article 3 (the “Term”). Service Provider agrees that in the event that Service Recipient has used commercially reasonable efforts to transition the Services but such transition is not completed by June 30, 2023, then Service Recipient may extend the Term once for an additional period of no more than six (6) months.

Section 3.2 Early Termination. Service Recipient may terminate this Agreement or any individual Services (or portion thereof) provided hereunder by the giving of sixty (60) days’ advance written notice to Service Provider.

Section 3.3 Termination for Bankruptcy or Material Breach. Either Party may terminate this Agreement immediately in the event that the other Party (i) becomes bankrupt, ceases to carry on its business or becomes unable to pay its debts as they become due, or (ii) is in material breach of any provision of this Agreement and, if such breach is capable of remedy, has failed to cure such breach within thirty (30) days following receipt of notice thereof.

Section 3.4 Effect of Termination. Upon the termination of this Agreement, all rights and obligations of each Party under this Agreement shall immediately thereafter cease; provided, however, that the provisions of this Section 3.4, Article 4, Article 5, Article 6 and Article 7 shall survive any termination of this Agreement, and further provided, that the payment obligations under Article 2 shall survive any termination of this Agreement if, and to the extent, any Fees have accrued or are otherwise due and owing from Service Recipient to Service Provider as of the date of termination of this Agreement.

ARTICLE 4

CONFIDENTIALITY

Section 4.1 Confidentiality by Service Recipient. Service Recipient covenants to Service Provider that Service Recipient shall, and shall cause its affiliates to, keep secret and maintain in confidence any confidential and proprietary information and data of Service Provider that is obtained or used in connection with the performance of the Services hereunder, except as may be required by law, regulation or governmental authority.

Section 4.2 Confidentiality by Service Provider. Service Provider covenants to Service Recipient that Service Provider shall, and shall cause its affiliates to, keep secret and maintain in confidence any confidential and proprietary information and data of Service Recipient that is obtained or used in connection with the performance of the Services hereunder, except as may be required by law, regulation or governmental authority.

ARTICLE 5

INDEMNIFICATION

Section 5.1 Nature of Services. Subject to the terms herein, Service Provider shall provide the Services using substantially the same manner and standard of care that is substantially the same in all material respects with its past practices.

Section 5.2 Indemnification by Service Provider. Service Provider and each of its successors and assigns, jointly and severally, hereby agree to indemnify Service Recipient and its successors and assigns against, and agree to hold them harmless from, any and all claims, losses, liabilities, damages (including fines, penalties and criminal or civil judgments and settlements), costs (including court costs) and expenses (including reasonable attorneys’ and accountants’ fees) incurred or suffered by Service Recipient and/or its successors and assigns arising out of or in connection with a material breach by Service Provider of any covenant, representation, warranty or obligation of Service Provider under this Agreement or performance by Service Provider of the Services under this Agreement.

Section 5.3 Indemnification by Service Recipient. Service Recipient and each of its successors and assigns, jointly and severally, hereby agree to indemnify Service Provider and its successors and assigns against, and agree to hold them harmless from, any and all claims, losses, liabilities, damages (including fines, penalties and criminal or civil judgments and settlements), costs (including court costs) and expenses (including reasonable attorneys’ and accountants’ fees) incurred or suffered by Service Provider and/or its successors and assigns arising out of or in connection with Service Recipient’s breach of any covenant, representation, warranty or obligation of Service Recipient under this Agreement.

Section 5.4 Limitation on Liability. Except for (a) Service Recipient’s express payment obligations, (b) breaches of Article 4 (Confidentiality), and (c) liability caused by a Party’s gross negligence or willful misconduct, in each case, as to which the following limitation shall not apply, the total cumulative lability of each Party and its respective affiliates arising out of or relating to this Agreement, whether in contract or tort or otherwise, will not exceed the aggregate amount of fees payable under this Agreement.

Section 5.5 DISCLAIMER OF WARRANTIES. EXCEPT AS SET FORTH EXPRESSLY HEREIN, THERE ARE NO WARRANTIES RELATING TO THE SERVICES OF ANY KIND OR NATURE, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING (A) WARRANTIES OF MERCHANTABILITY, OR SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT OF ANY SOFTWARE OR HARDWARE PROVIDED HEREUNDER, AND (B) ANY WARRANTIES ARISING FROM COUSE OF DEALING, COURSE OF PERFORMANCE OR TRADE USAGE.

ARTICLE 6

BOOKS AND RECORDS

Section 6.1 Books and Records. Service Provider shall create and maintain complete and accurate books and records in connection with the provision of the Services in this Agreement, and upon reasonable notice from Service Recipient or a regulator of Service Recipient, shall make available for inspection and copy by Service Recipient’s agents or the applicable regulator, as the case may be, such books and records during reasonable business hours.

ARTICLE 7

MISCELLANEOUS

Section 7.1 Notices. All notices, communications and deliveries hereunder shall be made in writing , shall specify the Section hereunder pursuant to which it is given or being made, and shall be delivered personally or by electronic transmission (“e-mail”) or sent by registered or certified mail (return receipt requested) or by any international overnight courier service (with postage and other fees prepaid) as follows:

If to Service Recipient:    Bakkt Opco Holdings, LLC

Attn: Marc D’Annunzio

10000 Avalon Boulevard, Suite 1000

Alpharetta, Georgia 30009

E-mail: legal-notices@bakkt.com

If to Service Provider:      Intercontinental Exchange Holdings, Inc.

Attention: General Counsel

5660 New Northside Drive NW

Atlanta, Georgia 30328

E-mail: legal-notices@ice.com

or to such other address or to such other person or persons designated in writing by such Party, as the case may be. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery if delivered in person or sent by registered or certified mail, (b) on the first day other than a Saturday or Sunday on which a Party is open for business (each, a “Business Day”) after delivery to an international overnight courier service, or (c) upon transmission of the e-mail if receipt is confirmed.

Section 7.2 Exhibits. All exhibits hereto are hereby incorporated into this Agreement and made a part hereof as if set out in full in this Agreement.

Section 7.3 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one (1) and the same Agreement.

Section 7.4 Applicable Law. The validity, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 7.5 Amendments. This Agreement may not be amended except by an instrument in writing signed by a duly authorized representative of each of the Parties.

Section 7.6 Entirety of Agreement. The provisions of this Agreement set forth the entire agreement and understanding among the Parties as to the subject matter hereof and supersede all prior agreements, oral or written, and all other prior communications between the Parties relating to the subject matter hereof. Without limiting the foregoing, this Agreement amends, restates, and supersedes the ISA. For the avoidance of doubt, this Agreement shall not modify, supersede or replace any provision of (i) that certain Digital Currency Trading, Clearing and Warehouse Services Agreement by and among ICE Futures U.S., Inc., ICE Clear US, Inc., and Bakkt Trust Company LLC, as amended from time to time, or (ii) that certain Bakkt Digital Asset Trading, Clearing and Warehouse Services Agreement by and among ICE Futures Singapore Pte. Ltd., ICE Clear Singapore Pte. Ltd., and Service Recipient, as amended from time to time, each of which shall continue unamended and in full force and effect in accordance with its terms.

Section 7.7 No Assignment. Except as expressly permitted under this Agreement, no Party may assign (by operation of law or otherwise) any of its rights or obligations hereunder to any other party without the prior written consent of the other Party. Any attempted assignment of this Agreement in violation of this Section 7.7 shall be void and of no effect. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 7.8 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns, and nothing herein express or implied shall give or be construed to give to any party, other than the Parties and such assigns, any legal or equitable rights hereunder.

Section 7.9 No Agency or Partnership. Nothing in this Agreement will create, or will be deemed to create, a partnership or the relations of principal and agent or of employer and employee between the Parties. Except for provisions herein expressly authorizing one Party to act for another, this Agreement shall not constitute any Party as a legal representative or agent of any other Party, nor shall a Party have the right or authority to assume, create or incur any liability or any obligation of any kind, expressed or implied, against or in the name or on behalf of the other Party unless otherwise expressly permitted by such other Party.

Section 7.10 Further Assurances. Each of Service Provider and Service Recipient agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the Transition and the transactions contemplated by this Agreement.

Section 7.11 Access to Books and Records. During the term of this Agreement and for a period of six (6) years after the termination of this Agreement, except as otherwise prohibited by applicable law, the terms of any contract entered into prior to the date hereof or any other duty of confidentiality owed to another party, or as would be reasonably expected to violate any attorney-client privilege (it being understood that the parties shall each use commercially reasonable efforts to cause such information to be provided in a manner that does not result in such violation), Service Provider shall (and shall cause its affiliates to) furnish promptly to Service Recipient such information concerning the Services as Service Recipient or its Representatives may reasonably request. Notwithstanding the foregoing, Service Recipient shall, and shall cause its Representatives to, use their commercially reasonable efforts to conduct any such investigation or consultation in such a manner as not to interfere unreasonably with the business or operations of the Service Provider or its affiliates or otherwise result in any unreasonable interference with the prompt and timely discharge by such employees of their normal duties.

Section 7.12 Regulatory Approval. The Parties understand, acknowledge and agree that the Transition will, in part, be subject to the review and approval of Service Recipient’s regulators, including the New York State Department of Financial Services (collectively, “Regulatory Approval”). Accordingly, the term of this Agreement, and all timetables and milestones set forth in this Agreement and in any schedule or exhibit hereto that are dependent on Regulatory Approval, shall be automatically extended to the extent required to obtain such Regulatory Approval, and Service Recipient shall not be deemed to be in breach of this Agreement so long as Service Recipient is pursuing such Regulatory Approval diligently and using commercially reasonable efforts.

IN WITNESS WHEREOF, the undersigned have caused their respective duly authorized officers to execute this Agreement as of the day and year first above written.

INTERCONTINENTAL EXCHANGE HOLDINGS, INC.

By:	/s/ Andrew Surdykowski
Name:	Andrew Surdykowski
Title:	General Counsel,

BAKKT OPCO HOLDINGS, LLC

By:	/s/ Andrew LaBenne
Name:	Andrew LaBenne
Title:	Chief Financial Officer

EXHIBIT A

SERVICES

Section 1. Insurance Services. ICE will include Bakkt as a named insured on its crime policy through June 30, 2022.

Section 2. Digital Warehouse Services.

a)

ICE agrees to provide: (a) technology maintenance and updates related to operation of the warehouse infrastructure; and (b) information security implementation and monitoring services in an effort to better ensure security of warehoused digital assets, all of which will be provided in accordance with Exhibit B.

b)

Bakkt agrees that it will migrate from Oracle to Maria DB as the database technology for the warehouse. ICE agrees that it will support Maria or database technology with substantially equivalent functionality and performance during the Term.

Section 3.Data Center Services. ICE shall provide data center services, including technical support services, requested by Bakkt (the “Data Center Services”). Such services shall be provided in a professional and workmanlike manner and in accordance with Exhibit C; and, in any event, the Data Center Services shall be provided in a manner consistent with the means that ICE provides such services to its affiliate regulated exchanges.

Section 4. Operations Services. ICE shall provide operational services, including technical support services, which shall include but not be limited to implementation and operation of the withdrawal process related to removal of digital assets from frozen, cold and hot wallets, in a manner consistent with Recipient’s policies and procedures which may be amended from time to time.

Section 5. Help Desk Services. ICE shall provide Help Desk Trade Support services in a professional and workmanlike manner and, in any event, in a manner consistent with the means that ICE provides such services to its affiliate regulated exchanges.

Section 6. Physical Vault Services. ICE shall maintain the physical vault as currently constructed, including related security services, in order to secure and store materials related to digital assets.

Section 7. Real Estate. ICE will provide work areas for up to eight (8) Bakkt employees at ICE’s Business Continuity site INOR located at 294 Interstate North Circle SE, Atlanta, GA. Desk resources will include wired and WiFi internet access using ICE’s guest network; Bakkt users will require use of ICE VPN to connect to any ICE corporate resources. ICE will provide limited access to HQ including the second floor secure space in ICE Atlanta headquarters including the vault and the waiting room area on HQ3.

Section 8. Transition Services. ICE will provide Bakkt with continued access to systems and assist with transitioning respective system-related data to Bakkt-managed systems, as follows:

a)

ICE will provide access to Bakkt data (user and department level) until Bakkt transitions to Bakkt-managed data repositories, at which point ICE will export user/department data as well as Bakkt data located on ICE intranet via secure medium (secure external disc or via secure internet facing repository);

b)

ICE will allow continued use of ICE workstations as needed by Bakkt staff for accessing systems only accessible via ICE managed endpoint. Bakkt must remove/delete all ICE intellectual property and reimage workstations immediately once hardware is no longer used for accessing ICE systems;

c)

ICE will continue providing access to ICE managed chat platforms (Microsoft Teams and Slack) for active Bakkt users. ICE will assist with transitioning Bakkt Slack tenant on Slack’s renewal anniversary date; and

d)	ICE will maintain on Bakkt’s behalf records with respect to the Services as necessary to comply with statutory requirements for the maintenance of such records.

Section 9. Enterprise Risk Management Services. For four (4) months from the Effective Date, ICE will be available to advise on transition matters relating to risk management issues as requested by Bakkt from time to time.

Section 10. Internal Audit Services. For four (4) months from the Effective Date (the “Internal Audit Transition Period”), ICE will be available to advise on transition matters relating to internal audit management issues as requested by Bakkt from time to time. Bakkt acknowledges and agrees that (a) it will reimburse ICE for any use of Grant Thornton’s services after the Effective Date, and (b) Bakkt will not engage Grant Thornton for a period beyond the Internal Audit Transition Period without ICE’s written consent.

Section 11. Contract Cooperation. For six (6) months from the Effective Date, ICE shall provide contract cooperation services requested by Bakkt with respect to a limited number of licenses/agreements that fall under master agreements in ICE’s name (including but not limited to those listed on Annex 1 hereto), namely, reasonable cooperation from ICE’s procurement department in separating from those or assigning as they come up on renewals.

ANNEX 1 to Exhibit A

•	Master Agreement for Professional Services between Tata America International Corporation and Intercontinental Exchange Holdings, Inc. dated July 1, 2017

•	Master Professional Services Agreement between Lextant Corporation and Intercontinental Exchange Holdings, Inc. dated July 2, 2019

•	Master Sales Agreement between Twilio, Inc. and Intercontinental Exchange Holdings Inc. dated July 26, 2018

•	Master Services Agreement between Computer Services, Inc. and Intercontinental Exchange Holdings, Inc. dated December 20, 2017

•	Master Software License and Support Agreement between and between Intercontinental Exchange Holdings, Inc. and Checkmarx, Inc. dated March 11, 2014

•	Oracle License and Services Agreement between Oracle America, Inc. and Intercontinental Exchange, Inc. dated 23-May-2008 and Ordering Documents as amended

•	Remote Processing Agreement between Automated Securities Clearance LLC and Intercontinental Exchange Holdings Inc. dated November 14, 2014 as amended

•	Salesforce Master Subscription Agreement between salesforce.com and NYSE Group, Inc. dated 2008-07-31

•	Microsoft enterprise agreement for Azure between ICE and Microsoft, to the extent Bakkt’s use is contemplated therein

EXHIBIT B

TECHNOLOGY SERVICES

1.	DEFINITIONS.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement of which this Exhibit B forms a part. In Exhibit B to the Agreement, the following terms shall have the following meanings:

•	“Access Code” means numbers or symbols that are controlled by ICE that permit authorized Recipient users to gain access to ICE Hardware & Software.

•	“Availability” shall mean time when ICE Hardware & Software and/or Support Services, respectively, are functioning in a normal manner.

•	“ICE Hardware & Software” means the ICE hardware and software provided hereunder, including the warehouse hardware and software infrastructure.

•

“Problem” means any defect, error or failure in the performance of Support Services in accordance herewith or any delay, outage, operational failure or malfunction with respect to ICE Hardware & Software that has occurred and has not yet been resolved in accordance herewith.

•	“Problem Management” means the agreed procedures for providing support and problem resolutions services to Recipient.

•

“Support Services” mean the services to be provided by ICE under this Exhibit B, including (i) continued technology maintenance for and updates to ICE Hardware & Software, (ii) information security implementation and monitoring services, (iii) training Recipient’s staff in the operation of ICE Hardware & Software, and (iv) support and maintenance related to the aforementioned (i) - (iii).

•	“System Outage” shall mean an interruption so comprehensive or widespread that all ICE Hardware & Software must be disabled for its users.

2.	SERVICES, PERFORMANCE AND REPORTING.

2.1 ICE will provide ongoing assistance to Recipient to maintain Availability of ICE Hardware & Software and Support Services. ICE will be responsible for providing the following Level I, Level II and Level III Services (without limitation):

i.	Level I - Addressing any question regarding set-up, content permissions and the use and functioning of ICE Hardware & Software.

ii.

Level II - Maintaining Availability of ICE Hardware & Software that functions in a commercially acceptable manner, providing Access Codes, assistance with connecting to ICE Hardware & Software and general assistance with accessing and using ICE Hardware & Software and/or Support Services, respectively.

iii.	Level III - Detecting, managing and resolving all Problems in accordance herewith.

3.	PROBLEM MANAGEMENT.

The Level III Services and required response time applicable thereto with respect to a particular Problem will depend on the severity of the Problem, to be determined in accordance with the following:

3.1	Priority 1 - Critical

a. Definition. A problem is deemed to have an urgency/impact of critical and classified as Priority 1 when a failure or defect of ICE Hardware & Software or Support Services prevents Recipient from accessing and/or using that portion of ICE Hardware & Software and/or Support Services, respectively, devoted to Recipient’s activities.

b. Notification. ICE will notify the designated Recipient contact(s) of Priority 1 issues within fifteen (15) minutes of the issue start time; frequency of incident communications should be every thirty (30) minutes.

c. Resolution. ICE will use its best and commercially reasonable efforts to resolve Priority 1 issues as soon as is reasonably and practicably possible with the goal of resolving critical issues within four (4) hours.

d. Within three (3) days of any System Outage, ICE shall provide Recipient management with a summary of the reason for the outage and steps taken to prevent a recurrence. Any System Outage information shared with Recipient senior management for the purposes of this Agreement shall be considered strictly confidential.

3.2 Priority 2 - High

a. Definition. A Problem is deemed to have an urgency/impact of high and classified as Priority 2 when a failure or defect of ICE Hardware & Software and/or Support Services, respectively, causes partial failure of Recipient’s activities and there is an acceptable work-around that enables the continued operation of that portion of ICE Hardware & Software and/or Support Services, respectively, devoted to Recipient’s activities.

b. Notification. ICE will notify the designated Recipient contact(s) of Priority 2 issues within thirty (30) minutes of the issue start time; frequency of incident communications should be every two (2) hours.

c. Resolution. ICE will use its best and commercially reasonable efforts to resolve Priority 2 issues as soon as is reasonably and practicably possible with the goal of resolving Priority 2 issues within eight (8) hours.

3.3 Priority 3 - Medium

1. Definition. A problem is deemed to have an urgency/impact of medium and classified as Priority 3 when a failure or defect affects the operation of ICE Hardware & Software, Support Services, and/or the Recipient’s activities, respectively, but does not require a work-around to enable the continued operation of such ICE Hardware & Software, Support Services, and/or Recipient’s activity, respectively.

2. Notification. ICE will notify the designated Recipient contact(s) of Priority 3 issues within four (4) hours of the issue start time; frequency of incident communications should be every eight (8) hours.

3. Resolution. ICE will use its best and commercially reasonable efforts to resolve Priority 3 issues as soon as is reasonably and practically possible with the goal of resolving Priority 3 issues within three (3) business days.

4.	SUPPORT SERVICES.

4.1 Continued Technology Maintenance and Updates. Recipient understands that ICE maintains and makes, and shall make, frequent upgrades and improvements to ICE Hardware & Software and that, with the exception of changes that have a material adverse effect on the Recipient, ICE shall have no obligation to notify Recipient of these changes or obtain Recipient’s approval.

4.2 Disaster Recovery.

a. ICE, as part of its Support Services, will maintain a disaster recovery system for ICE Hardware & Software that will ensure full service of ICE Hardware & Software is restored within the same timeframe as for ICE itself.

b. Recipient and ICE will jointly plan and execute annual disaster recovery tests.

4.3 Security. ICE shall operate and maintain ICE Hardware & Software at a secured location. ICE shall provide commercially reasonable protection, including continued monitoring, in order to secure ICE Hardware & Software and information thereon, including, without limitation, Recipient data and Recipient user data and other proprietary information stored on ICE Hardware & Software from unauthorized access by third party.

EXHIBIT C

DATA CENTER SERVICES

ICE shall supply the Data Center Services during the following times at the Data Center:

Service Component	Service Hours
Cabinet Power	24x7x365
Recipient Access – normal	07:00 - 16:00 Mon - Fri
Recipient Access – emergency	24x7x365
Physical Security	24x7x365
Environment	24x7x365
Fire Protection	24x7x365
Connectivity	24x7x365
Monitoring	24x7x365
Support	24x7x365
Remote Hands – normal	07:00 – 16:00 Mon – Fri
Remote Hands – emergency	24x7x365

C-1

EXHIBIT D

FEES

ANNEX 1 to Exhibit D